EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Rosetta Genomics Ltd. for the registration of 8,061,461 of its ordinary shares and to the incorporation by reference therein of our report dated March 25, 2010, with respect to the consolidated financial statements of Rosetta Genomics Ltd. included in the Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
March 7, 2011	A Member of Ernst & Young Global